CERTIFIED TRUE COPY OF THE RESOLUTIONS PASSED BY THE BOARD OF TRUSTEES OF RIVERPARK FUNDS TRUST ("TRUST") IN ITS MEETING HELD ON MAY 16, 2023

RiverPark Funds Trust

AMENDMENT TO THE

AGREEMENT AND DECLARATION OF TRUST

Establishment of New Series: RiverPark/Next Century Growth Fund

RESOLVED,

that a new series of shares of beneficial ownership in the Trust be, and hereby is, established and designated and, in accordance with Article V, Section 5.2 of the Trust's Agreement and Declaration of Trust, as amended, the following additional series is hereby established: RiverPark/Next Century Growth Fund (the "New Series"); and it is

FURTHER RESOLVED,	that the New Series shall have all the rights and preferences of a separate series of shares of the Trust, as set forth in the Agreement and Declaration of Trust, as amended; and it is

FURTHER RESOLVED,	that the investment objective, investment policies and investment limitations with respect to the New Series be, and the same hereby are, approved with such changes as the officers filing any post effective amendments to the Trust's Registration Statement with the Securities and Exchange Commission may approve, with the advice of counsel, and such officers are authorized to make such other filings and to take such other actions related to such post effective amendments deemed necessary or appropriate by the appropriate officers of the Trust; and it is

FURTHER RESOLVED,	that the appropriate officers of the Trust be, and each of them hereby is, authorized to take all other actions necessary for the establishment of the New Series and the registration, qualification, issuance and sales of shares of the New Series with the Securities and Exchange Commission, including amending and restating any contracts of the Trust to add the New Series, and to take any or all actions necessary on behalf of the Trust with the securities authorities of all states deemed necessary or appropriate by the appropriate officers of the Trust; and it is

FURTHER RESOLVED,	that the Board of Trustees hereby approves the establishment of Retail Class Shares and Institutional Class Shares of the New Series.

/s/ Paul Genova

Paul Genova

RiverPark Funds Trust

Legal Secretary

Date: June 27, 2023